Exhibit 5


                      [Letterhead of Lathrop & Gage L.C.]




                                           July 17, 1997



AMC Entertainment Inc.
106 West 14th Street
Kansas City, Missouri 64105

         Re:  AMC Entertainment Inc. 9 1/2% Exchange
              Senior Subordinated Notes due March 15, 2009

Ladies and Gentlemen:

         We have acted as counsel to AMC Entertainment Inc., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the registration of $200,000,000 principal amount of 9 1/2% Exchange Senior Subordinated Notes due 2009 of the Company (the "Exchange Notes"), pursuant to the Registration Statement on Form S-4 (Registration No. 333-29155, as amended to date, the "Registration Statement") filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933 (the "Act").

         As such counsel, we have examined the Registration Statement, the Indenture dated as of March 19, 1997, as amended by a First Supplemental Indenture, dated as of June 9, 1997 (as so amended, the "Indenture"), between The Bank of New York, as Trustee, and the Company, and have made such other factual and legal


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July 17, 1997
Page 2


investigations as we considered necessary or appropriate for purposes of this opinion. We are familiar with the proceedings undertaken by the Company in connection with the authorization and issuance of the Exchange Notes.

         As to matters of fact, we have relied, to the extent we deem proper, upon the representations and certificates of officers of the Company and upon certain certificates of and telephone conversations with public officials. As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the State of Missouri and the United States. We are, however, generally familiar with the General Corporation Law of the State of Delaware, and we consider ourselves competent to opine on, and do opine on, the General Corporation Law of the State of Delaware to the extent the same is applicable with respect to the opinions set forth herein. The Indenture provides that it shall be governed by and construed in accordance with the laws of the State of New York, and we assume, for purposes of this opinion, that the law of the State of New York is the same as the law of the State of Missouri.

         We have assumed due authorization, execution and delivery of the Indenture by The Bank of New York and the enforceability of the Indenture against The Bank of New York. We have also assumed, to the extent we deem proper, the correctness of all


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July 17, 1997
Page 3


statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the Company and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

         Based upon such examinations and investigations, it is our opinion that:

         (i) the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; and

         (ii) the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity, whether such enforceability is considered in a



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July 17, 1997
Page 4


     proceeding at law or in equity, and by the discretion of the courts before which any proceeding therefor may be brought; and

       (iii) the Exchange Notes have been duly authorized for issuance by the Company and, when the Registration Statement has become effective under the Act and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity, whether such enforceability is considered in a proceeding at law or in equity, and by the discretion of the courts before which any proceeding therefor may be brought.

         We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. This letter is solely for your

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July 17, 1997
Page 5


use in the transaction indicated above and may not be furnished to any other person or entity without the express written consent of this firm.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,



                                             /s/ Lathrop & Gage L.C.